Exhibit 9

                         CASH COLLATERAL DEPOSIT LETTER

                                                     As of: January 12, 2006

Laurus Master Fund, Ltd.
825 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

         Reference is hereby made to the following agreements, as each is amended, modified or supplemented from time to time: (i) that certain Exercise and Conversion Agreement by and among Sentinel Technologies, Inc., a Delaware corporation ("STI"), Sentinel Operating, L.P., a Texas limited partnership ("Sentinel"), Tidel Technologies, Inc. ("Tidel") and Laurus Master Fund, Ltd. ("Laurus"), dated as of the date hereof (the "Exercise Agreement"); (ii) that certain Stock Redemption Agreement by and between Tidel and Laurus, dated as of the date hereof (the "Redemption Agreement"); and(iii) that certain Cash Collateral Deposit Letter, dated as of December 31, 2005 by and among Laurus, Tidel and the other Tidel Entities (as that term is defined therein) (the "ATM Closing Cash Collateral Letter," and together with the Exercise Agreement, the Redemption Agreement and any and all other agreements related to any of the foregoing documents, collectively, the "Laurus Documents").

         Pursuant to the ATM Closing Cash Collateral Deposit Letter, the Tidel Entities deposited $8,200,000 with Laurus, to be subject to a true-up adjustment (the "Adjustment") on January 3, 2006 in accordance with the terms of the ATM Closing Cash Collateral Deposit Letter, which true-up never occurred. As of the date hereof, the amount of Collateral Deposit (as that term is defined in the ATM Closing Cash Collateral Deposit Letter) is $8,200,000. Following the application by Laurus of the Collateral Deposit to certain of the Obligations (as that term is defined in the ATM Closing Cash Collateral Deposit Letter) and the conversion of the notes pursuant to the terms of the Exercise Agreement, Laurus agrees that the following notes have been indefeasibly repaid as of the date hereof: (a) 2003 Convertible Note, (b) $1,500,000 Note and (c) $600,000 Note (as such terms are defined in the ATM Closing Cash Collateral Deposit Letter) and no further amounts are due on account of such notes.

         As collateral security for the payment of remaining monetary amounts and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Laurus Documents (the "Secured Obligations"), the Tidel Entities acknowledge that $5,400,000 will be on deposit with Laurus which is the sum of (a) $5,330,507 which represents the remaining amount under the ATM Closing Cash Collateral Deposit Letter plus (b) $69,493 which represents the Adjustment and shall be wired by Tidel to Laurus on January 13, 2006 (the deposit described in clauses (a) and (b) to be hereinafter referred to as the "TACC Closing Collateral Deposit"). The TACC Closing Collateral Deposit shall be held pursuant to the terms of this letter. This deposit of the TACC Closing Collateral Deposit shall not constitute a redemption of any note or other instrument made by any Tidel Entity in favor of Laurus. The TACC Closing Collateral Deposit shall be held in an interest bearing deposit account for the benefit of Tidel, with all interest earned by Laurus thereon being added to the principal amount of the TACC Closing Collateral Deposit.

         Laurus and its successors and assigns may, without demand of performance or advertisement or notice of any kind to or upon any Tidel Entity (each of which demands, advertisements and/or notices are hereby expressly waived), immediately upon a default by any Tidel Entity in any payment obligation due and owing to Laurus under any of the Laurus Documents, appropriate and apply all or any part of the TACC Closing Collateral Deposit to the payment in whole or in part, in such order as Laurus may elect, of the Secured Obligations until the Secured Obligations have been indefeasibly paid in full. Further, Tidel may instruct Laurus in writing to apply any part of the TACC Closing Collateral Deposit to any payment obligation then due and owing to Laurus under the Redemption Agreement or the Exercise Agreement. In the event that any Secured Obligation remains outstanding after giving effect to any application of the TACC Closing Collateral Deposit, Tidel shall be liable for any deficiency.

         When all of the Secured Obligations have been paid and/or are otherwise indefeasibly paid in full and the Laurus Documents irrevocably terminated, any sums still on deposit hereunder shall, unless Laurus is instructed by a court of competent jurisdiction to the contrary, be returned to Tidel.

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

         This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

Tidel Technologies, Inc.


By: /s/ Jerrell G. Clay
   -----------------------------
      Name: Jerrell G. Clay
      Title: Director



AGREED:

Tidel Engineering, L.P.                            Tidel Cash Systems, Inc.
         By:  Tidel Cash Systems, Inc.,
              its managing general partner

              By: /s/ Leonard Carr                 By: /s/ Leonard Carr
                 -----------------------              -------------------------
                 Name: Leonard Carr                   Name: Leonard Carr
                 Title: VP & Secretary                Title: VP & Secretary


Tidel Services, Inc.                               AnyCard International, Inc.


By: /s/ Leonard Carr                               By: /s/ Leonard Carr
   -----------------------------                      -------------------------
   Name: Leonard Carr                                 Name: Leonard Carr
   Title: VP & Secretary                              Title: VP & Secretary


ACCEPTED:

LAURUS MASTER FUND, LTD.


By: /s/ Eugene Grin
   -----------------------------
   Name: Eugene Grin
   Title: Director